Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Aether Systems, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-91369, 333-52220 and 333-52222) on Form S-8 and the registration statements (Nos. 333-48898, 333-56154, 333-64264, and 333-74428) on Form S-3 of Aether Systems, Inc. of our reports dated March 4, 2004 relating to the consolidated balance sheets of Aether Systems, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Aether Systems, Inc.

Our report dated March 4, 2004 contains an explanatory paragraph that states that the Company changed its method for accounting for derivatives with the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” in 2001, and changed its method for accounting for intangible assets with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” in 2002, and changed its method for accounting for gains from the early extinguishment of debt with the adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

McLean, Virginia

March 15, 2004